Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements: Registration Statement (Form S-8 No. 333-202816) pertaining to the Omnibus Incentive Plan of Ryerson Holding Corporation, Registration Statement (Form S-3 No. 333-211966) of Ryerson Holding Corporation, and Registration Statement (Form S-3 No. 333-215381) of Ryerson Holding Corporation; of our reports dated March 5, 2018, with respect to the consolidated financial statements and schedules of Ryerson Holding Corporation and the effectiveness of internal control over financial reporting of Ryerson Holding Corporation, included in this Annual Report (Form 10-K) of Ryerson Holding Corporation for the year ended December 31, 2017.

/s/ Ernst & Young LLP

Chicago, Illinois

March 5, 2018